Exhibit 99.1

July 7, 2008

Dear Fellow Shareholder,

We wanted to take this opportunity to bring you up to date on the recent events affecting our company, CCF Holding Company and our subsidiary bank, Heritage Bank. Since our most recent communication with the annual report and 10-K, we have continued to see weaknesses within our markets, especially as it relates to residential real estate. While Heritage Bank has been primarily a small business lender we do have both direct and indirect exposure to the residential real estate market. As of our most recent quarter end March 31, 2008 we have $82.9 million of loans outstanding in residential real estate construction and development. When this is compared to our total loan portfolio of $309.3 million we have approximately 27% of our lending exposure in this category. The residential construction and development portfolio has seen increased levels of stress due to extremely slow sales and an over supply of homes in our markets. We have all read of the national market issues, but we can confirm that sales within our three county primary service area are down sharply over prior years.

The Bank has seen non-performing loans and other real estate owned grow to a level of $27.0 million or 6.25% of total assets as of March 31, 2008. While this remains a manageable level we have had to devote considerable attention to these problems. We continue to set aside earnings into the loan loss reserve to make certain, if our collection and recovery efforts are not sufficient, that we have ample reserves to address any shortfalls. Another major impact on the Company has been the rapid decline in short-term interest rates. The 3.25% drop since last September has caused significant net interest margin erosion. All in all we have seen the margin decline year over year by 98 bps. This decline is primarily related to the Federal Reserve Bank interest rate cuts with the remainder associated with lost earnings on the non-performing assets.

As we address each of the challenges we have before us, we must prioritize all of our resources. As with any company capital is one of our most valuable resources. As of March 31, 2008 the Company had regulatory risk based capital ratios of 9.08% leverage, 10.68% tier one risk based and 11.94% total risk based. These numbers are well above the regulatory guidelines for well capitalized banks and holding companies. However, with the severe decline in earnings for 2008 it is our concern that we will not be able to continue to grow our capital at a pace that we feel is best for the company. With this in mind we have decided to suspend cash dividend payments to shareholders until the current operating environment is more clear. We realize that many of you appreciate and expect a dividend, but we also recognize that we must maintain a healthy and strong capital base in our Company.

We prefer positive news; but we feel it is our obligation to be forthright with you at all times. Together we have built a very successful Company. A Company that was just ranked 77th in return on equity by US Banker magazine in the entire United States in 2007 for publicly traded banks with less than one billion in assets. We look forward to the more positive days that lie ahead. Thank you for your investment and be assured that every employee of this Company is working hard to keep it safe and sound.

Sincerely,

Leonard A. Moreland	David B. Turner
President & CEO	President & CEO
Heritage Bank	CCF Holding Company

101 North Main Street • P.O. Box 935 • Jonesboro, Georgia 30237 • 770-478-8881